Exhibit 10.4

FINISAR CORPORATION
OFFICER PERFORMANCE RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A.    The Board has adopted the Plan for the purpose of attracting and retaining the services of selected employees who provide services to a Participating Company.
B.    The Participant is to render valuable services to a Participating Company and the Board has approved the award of performance restricted stock units to the Participant pursuant to this Agreement.
C.    All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.
NOW, THEREFORE, it is hereby agreed as follows:
1.Grant of Performance Restricted Stock Units. The Company hereby awards to the Participant, as of the Award Date specified on Exhibit I attached hereto, an award (the “Award”) of restricted stock units under the Plan entitling the Participant to receive a number of shares of Common Stock (the “Shares”) based on the number of base shares designated for the Award on Exhibit I (the “Base Shares”) and the level of attainment of the Performance Goal for each Vesting Date as set forth on Exhibit I, subject to the Participant’s continued Service through each such Vesting Date. The number of Base Shares shall be used solely to calculate the actual number of Shares that may be issued to the Participant under this Agreement. In no event will the aggregate number of Shares issuable under the Award exceed the Maximum Shares set forth on Exhibit I. The remaining terms and conditions governing the Award shall be as set forth in this Agreement.
2.Issuance Date. Each Share in which the Participant vests in accordance with the specified vesting schedule on Schedule I or the accelerated vesting provisions of Paragraph 4(b) and 5(a) of this Agreement shall be issued on the date (the “Issuance Date”) on which that Share so vests or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which such vesting date occurs or (if later) the fifteenth day of the third calendar month following such vesting date. The issuance of the Shares shall be subject to the Company’s collection of any applicable Withholding Taxes in accordance the procedures set forth in Paragraph 7 of this Agreement.
3.Limited Transferability. Prior to actual receipt of the Shares which vest and become issuable hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of descent and distribution.

4.Cessation of Service.
(a)Except as otherwise provided in Paragraph 4(b) of this Agreement, should the Participant cease Service for any reason prior to completion of the Performance Period, then this Award will be immediately cancelled. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under the cancelled Award.
(b)In the event of the Participant’s Termination Other than Upon a Change in Control prior to completion of the Performance Period, this Award will vest on an accelerated basis with respect to the number of Shares as determined pursuant to the formula specified in Paragraph 6 of Schedule I and shall terminate with respect to the remaining portion of the Award.
5.Severance Plan Change in Control.
(a)In the event a Severance Plan Change in Control occurs prior to completion of the Performance Period and the Participant remains in Service through the effective date of that Severance Plan Change in Control, then the Participant shall, immediately prior to the effective date of the Severance Plan Change in Control, vest on an accelerated basis with respect to the number of Shares as determined pursuant to the formula specified in Paragraph 5 or 6 (as applicable) of Schedule I. The vested Shares will be issued pursuant to the provisions of Paragraph 2 of this Agreement.
(b)Notwithstanding any provision of the Plan to the contrary, this Award to the extent not accelerated under Paragraph 5(a) of this Agreement, shall terminate immediately upon the Severance Plan Change in Control.
(c)This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
6.Adjustment in Shares. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or other similar change in the capital structure of the Company, appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award. The adjustments shall be made by the Board in such manner as the Board deems appropriate and such adjustments shall be final, binding and conclusive.
7.Issuance of Shares of Common Stock.
(a)On the Issuance Date or as soon thereafter as practicable, the Company shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the number of shares of Common Stock which vest under the Award on such date, subject, however, to the Company’s collection of any applicable Withholding Taxes.
(b)The Company shall collect any Withholding Taxes required to be withheld with respect to the issuance of the vested Shares hereunder through an automatic Share withholding procedure pursuant to which the Company will withhold, at the time of such issuance, a portion of the Shares with a Fair Market Value (measured as of the vesting date) equal to the amount of those taxes determined based on the Participant’s marginal tax rate (the “Share Withholding Method”).
(c)Should any Shares be issued at a time when the Share Withholding Method is not available, then the Withholding Taxes shall be collected from the proceeds of a next-day sale of a portion of the Shares effected by the Company's designated broker; the Participant's acceptance of the Award shall constitute the Participant's authorization to the broker to effect such sale. This Agreement shall be deemed to be a 10b5-1 plan under the Exchange Act.
(d)In no event will any fractional shares be issued.
(e)The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance after the satisfaction of the applicable Withholding Taxes.
8.Compliance with Laws and Regulations.
(a)The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq Stock Market, if applicable) on which the Common Stock may be listed for trading at the time of such issuance.
(b)The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Common Stock hereby shall relieve the Company of any liability with respect to the non-issuance of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.
9.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Participant, the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.
10.Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated below Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
11.Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Board with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.
12.Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.
13.Employment at Will. Except as may otherwise be set forth in the Participant’s employment agreement, nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent Corporation or Subsidiary Corporation employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s service at any time for any reason, with or without cause.
14.Section 409A. It is the intention of the parties that the provisions of this Agreement shall comply with the requirements of the short-term deferral exception to section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of section 409A of the Code applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of section 409A of the Code and the Treasury Regulations thereunder that apply to such exception. If, and only to the extent that, (i) the restricted stock units constitute “deferred compensation” within the meaning of section 409A of the Code and (ii) the Participant is deemed to be a “specified employee” (as such term is defined in section 409A of the Code and as determined by the Company), the payment of Shares on the Participant’s Termination Other Than Upon a Change in Control shall not be made until the first business day of the seventh month following the Participant’s termination or, if earlier, the date of the Participant’s death. For purposes of section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, to the extent applicable. With respect to any payments that are subject to section 409A of the Code, in no event shall the Participant, directly or indirectly, designate the calendar year of payment.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

FINISAR CORPORATION
By:	/s/ Kurt Adzema
Title:	Executive Vice President, Finance and Chief Financial Officer

PARTICIPANT
By:	_______________________________
Name:	_______________________________

APPENDIX A

DEFINITIONS
The following definitions shall be in effect under the Agreement:
A.Agreement shall mean this Performance Restricted Stock Unit Issuance Agreement.
B.Award shall mean the award of restricted stock units made to the Participant pursuant to the terms of the Agreement.
C.Award Date shall mean the date the restricted stock units are awarded to the Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.
D.Board shall mean the Company’s Board of Directors and any committee of the Board appointed to administer the Plan.
E.Code shall mean the Internal Revenue Code of 1986, as amended.
F.Common Stock shall mean shares of the Company’s common stock.
G.Company shall mean Finisar Corporation, a Delaware corporation, and any successor corporation.
H.Consultant shall mean a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Exchange Act of 1934.
I.Director shall mean a member of the Board or of the board of directors of any other Participating Company.
J.Employee shall mean any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of a Participating Company; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.
K.Exchange Act shall mean the Securities Exchange Act of 1934, as amended.
L.Fair Market Value per share of Common Stock, as of any date, shall mean the value of a share of Common Stock as determined by the Board, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
(i)If, on such date, the Common Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Common Stock shall be the closing price of a share of Common Stock (or the mean of the closing bid and asked prices of a share of Common Stock if the Common Stock is so quoted instead) as quoted on the Nasdaq National Market, the Nasdaq SmallCap Market or such other national or regional securities exchange or market system constituting the primary market for the Common Stock, as reported in the Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.
(ii)If, on such date, the Common Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Common Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.
M.Individual Deemed Change in Control shall mean an Individual Deemed Change in Control as defined in the Severance Plan.
N.Parent Corporation shall mean any present or future “parent corporation” of the Company as defined in Section 424(e) of the Code.
O.Participant shall mean the person to whom the Award is made pursuant to the Agreement.
P.Participating Company shall mean the Company or any Parent Corporation or Subsidiary Corporation.
Q.Participating Company Group shall mean, at any point in time, all corporations collectively which are then Participating Companies.
R.Performance Goal shall mean the performance goal specified on Exhibit I to the Agreement.
S.Plan shall mean the Company’s 2005 Stock Incentive Plan.
T.Service shall mean the Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. The Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, the Participant’s Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining the Participant’s vested Shares. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
U.Severance Plan shall mean the Finisar Executive Retention and Severance Plan, as amended and restated effective July 15, 2018 and as may be amended and/or restated thereafter.
V.Severance Plan Change in Control shall mean a Change in Control as defined in the Severance Plan.
W.Subsidiary Corporation shall mean any present or future “subsidiary corporation” of the Company as defined in Section 424(f) of the Code.
X.Termination Other than Upon a Change in Control shall have the meaning assigned to such term under the Severance Plan.
Y.Withholding Taxes shall mean the Federal, state and local income and employment taxes required to be withheld by the Company in connection with the issuance of the shares of Common Stock under the Award.

EXHIBIT I
DETERMINATION OF VESTED SHARES

PARTICIPANT:
BASE SHARES:
MAXIMUM SHARES:
AWARD DATE:
ISSUE DATE STOCK PRICE:
FIRST POTENTIAL VESTING DATE:
FINAL POTENTIAL VESTING DATE:
NON-CIC ACCELERATION QUARTERS:

Vesting. The Shares under the Award shall vest on the Vesting Dates with annual and final true up determined as set forth below.

Definitions. In addition to the terms listed above in this Exhibit I, the following definitions shall be in effect under this Exhibit I:

“Performance Period” shall mean the period commencing on the Award Date through and including the Final Potential Vesting Date.

“Vesting Dates” shall mean August 5, November 5, February 5 and May 5 of each year during the Performance Period with the first vesting date being the First Potential Vesting Date.

“Vesting Date Stock Price” for any Vesting Date shall mean the average of the closing prices per share of Common Stock for the last ten (10) trading days of the most recently completed Company fiscal quarter preceding the Vesting Date.

“Vesting Factor” shall mean, for any Vesting Date:

(i)	zero (0) if the Vesting Date Stock Price is less than 1.25 times (1.25x) the Issue Date Stock Price;

(ii)	one (1) if the Vesting Date Stock Price is equal to 1.25 times (1.25x) or greater but less than 1.5 times (1.5x) the Issue Date Stock Price;

(iii)	two (2) if the Vesting Date Stock Price is equal to 1.5 times (1.5x) or greater but less than 1.75 times (1.75x) the Issue Date Stock Price;

(iv)	three (3) if the Vesting Date Stock Price is equal to or greater than 1.75 times (1.75x) the Issue Date Stock Price;

1.
Quarterly Vesting. On each Vesting Date, the Award will vest with respect to a number of Shares (if any) equal to: (i) 1/16th of the Base Shares multiplied by (ii) the Vesting Factor for such Vesting Date, rounded-up to the next whole Share.

2.
Annual True-Up. On each of the 4th, 8th and 12th Vesting Dates, the Award shall vest with respect to an additional number of Shares equal to the excess (if any) of (i) the number of Shares with respect to which the Award would have vested if the Vesting Date Stock Price on the three (3) immediately prior Vesting Dates had been equal to the Vesting Date Stock Price on such 4th, 8th or 12th Vesting Date, over (ii) the number of Shares with respect to which the Award would actually vest as “Quarterly Vesting” under paragraph numbered 1 of this Exhibit I on such 4th, 8th or 12th Vesting Date plus the number of Shares with respect to which the Award actually vested on the three (3) immediately prior Vesting Dates.

3.
Final True-Up. On the 16th Vesting Date, the Award will vest with respect to an additional number of Shares equal to the excess (if any) of (i) the number of Shares with respect to which the Award would have vested if the Vesting Date Stock Price on all of the prior 15 Vesting Dates had been equal to the Vesting Date Stock Price for the 16th Vesting Date, over (ii) the number of Shares with respect to which the Award would actually vest as “Quarterly Vesting” under Paragraph 1 of this Schedule I on such 16th Vesting Date actually plus the number of Shares with respect to which the Award actually vested on the 15 prior Vesting Dates.

4.
Maximum Shares Savings Clause. In the event that any vesting of Shares (whether as Quarterly Vesting, Annual True-Up or Final True-Up) would cause the aggregate number of Shares vesting under the Award to exceed the Maximum Shares, then the number of Shares vesting shall be reduced to the extent necessary to eliminate any such excess.

5.
Acceleration Upon a Severance Plan Change in Control. In the event a Severance Plan Change in Control (other than an Individual Deemed Change in Control) occurs during the Performance Period and the Participant remains in Service through the effective date of such Severance Plan Change in Control, the Award shall accelerate and vest immediately prior to the such Severance Plan Change in Control as to the aggregate number of Shares that would have vested under the Award (including any vesting that would have occurred pursuant to a true-up provision under the Award) on each of the remaining Vesting Dates during the Performance Period if the Participant had continued in Service on such Vesting Dates and assuming attainment of a Vesting Date Stock Price with respect to each such Vesting Date equal to the greater of (x) the average of the closing prices per share of Common Stock for the ten (10) trading days immediately prior to such Severance Plan Change in Control and (y) 1.25 times (1.25x) the Issue Date Stock Price. Any portion of the Award that is not vested after giving effect to such acceleration will terminate upon such Severance Plan Change in Control.

6.
Acceleration Upon an Individual Deemed Change in Control. In the event an Individual Deemed Change in Control occurs with respect to the Participant during the Performance Period and the Participant remains in Service through the effective date of the Individual Deemed Change in Control, the Award shall accelerate and vest immediately prior to the Individual Deemed Change in Control as to the aggregate number of Shares that would have vested under the Award (including any vesting that would have occurred pursuant to a true-up provision under the Award) on the four (4) vesting dates of the Award immediately following the date of such Individual Deemed Changed in Control (or all remaining Vesting Dates in the event fewer such Vesting Dates remain with respect to the Award) if the Participant had continued in Service on such Vesting Dates and assuming attainment of a Vesting Date Stock Price with respect to each such Vesting Date equal to the greater of (x) the average of the closing prices per share of Common Stock for the ten (10) trading days immediately prior to the Individual Deemed Change in Control, and (y) 1.25 times (1.25x) the Issue Date Stock Price. Any portion of the Award that is not vested after giving effect to such acceleration will terminate upon the Individual Deemed Change in Control.

7.
Acceleration Upon a Termination Other than Upon a Change in Control. In the event a Termination Other than Upon a Change in Control occurs during the Performance Period, the Award shall accelerate and vest immediately prior to the Termination Other than Upon a Change in Control as to the aggregate number of Shares that would have vested under the Award (including any vesting that would have occurred pursuant to a true-up provision under the Award) on the number of Vesting Dates equal to the Non-CIC Acceleration Quarters immediately following the date of Termination Other Than Upon a Change in Control (or all remaining Vesting Dates if fewer such Vesting Dates remain with respect to the Award) if the Participant had continued in Service on such Vesting Dates and assuming attainment of a Vesting Date Stock Price with respect to each such Vesting Date equal to the greater of (x) the average of the closing prices per share of Common Stock for the ten (10) trading days immediately prior to the Termination Other Than Upon a Change in Control, and (y) 1.25 times (1.25x) the Issue Date Stock Price. Any portion of the Award that is not vested after giving effect to such acceleration will terminate upon the Termination Other than Upon a Change in Control.